                                                                  EXHIBIT 2.6(a)


                       CORNERSTONE STRATEGIC HOLDINGS INC.

                                    as Vendor



                                       and



                          INTERNET SPORTS NETWORK, INC.

                                  as Purchaser




--------------------------------------------------------------------------------


                               PURCHASE AGREEMENT

                                  JUNE 1, 2000


--------------------------------------------------------------------------------






                                STIKEMAN ELLIOTT

                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION


Section 1.1     Defined Terms................................................................................1

                                    ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

Section 2.1     Purchase and Sale............................................................................5
Section 2.2     Purchase Price...............................................................................5
Section 2.3     Payment of Purchase Price on Closing.........................................................5
Section 2.4     Purchase Price Adjustment....................................................................5

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Section 3.1     Representations and Warranties of the Vendor.................................................7
Section 3.2     Securities Laws Matters.....................................................................17
Section 3.3     Piggyback Registration......................................................................19

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1     Representations and Warranties of the Purchaser.............................................20

                                    ARTICLE 5
                                 INDEMNIFICATION

Section 5.1     Indemnification in Favour of the Purchaser..................................................21
Section 5.2     Indemnification in Favour of the Vendor.....................................................22
Section 5.3     Time Limitations............................................................................23
Section 5.4     Procedure for Indemnification - Other Claims................................................23
Section 5.5     Procedure for Indemnification - Third Party Claims..........................................23

                                    ARTICLE 6
                             POST-CLOSING COVENANTS

Section 6.1     Access to Books and Records.................................................................25
Section 6.2     Confidentiality.............................................................................26
Section 6.3     Further Assurances..........................................................................26

                                    ARTICLE 7
                                  MISCELLANEOUS

Section 7.1     Notices.....................................................................................26
Section 7.2     Time of the Essence.........................................................................28
Section 7.3     Brokers.....................................................................................28
Section 7.4     Announcements...............................................................................28


                                      (i)


Section 7.5     Third Party Beneficiaries...................................................................28
Section 7.6     Expenses....................................................................................28
Section 7.7     Amendments..................................................................................28
Section 7.8     Waiver......................................................................................29
Section 7.9     Non-Merger..................................................................................29
Section 7.10    Entire Agreement............................................................................29
Section 7.11    Successors and Assigns......................................................................29
Section 7.12    Severability................................................................................29
Section 7.13    Governing Law...............................................................................29
Section 7.14    Counterparts................................................................................30
Section 7.15    Currency....................................................................................30

                                   SCHEDULES

SCHEDULE 3.1(u)      CONTRACTS
SCHEDULE 3.1(y)      INTELLECTUAL PROPERTY MATTERS
SCHEDULE 3.1(cc)     AUDITED FINANCIAL STATEMENTS AND INTERIM
                     FINANCIAL STATEMENTS
SCHEDULE 3.1(ff)     BANK ACCOUNTS AND POWERS OF ATTORNEY
SCHEDULE 3.1(gg)     EMPLOYEE MATTERS
SCHEDULE 3.1(jj)     INSURANCE



                                     (ii)

                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT is made on June 1, 2000 between:

1. Cornerstone Strategic Holdings Inc., a corporation existing under the laws of the Province of Ontario (the "VENDOR"); and

2. Internet Sports Network, Inc., a corporation existing under the laws of Florida, United States of America (the "PURCHASER").

         RECITALS:

A. St. Clair Group Investments Inc., a corporation incorporated under the laws of the Province of Ontario (the "CORPORATION"), is engaged in the business of the development and commercial exploitation of contracted media and marketing rights (the "BUSINESS");

B. The Vendor owns 1,888,666 Class A Common Shares (the "PURCHASED SHARES") in the capital of the Corporation; and

C. The Vendor has agreed to sell and the Purchaser, in reliance on the representations and warranties of the Vendor contained herein, has agreed to purchase the Purchased Shares on the terms and conditions hereinafter set forth.

         THE PARTIES AGREE in consideration of, among other things, the mutual promises contained in this Agreement and for other consideration (the receipt and sufficiency of which are hereby acknowledged):

                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1  DEFINED TERMS

         As used in this Agreement, the following terms have the following meanings:

         "ACCOUNTS RECEIVABLE" means all accounts receivable, notes receivable and other debts due or owing to the Corporation.

         "ASSETS" means all property and assets of the Corporation of every nature and kind wheresoever situate.

         "AGREEMENT" means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; and the expressions "SECTION" followed by a number mean and refer to the specified Section of this Agreement.

         "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

         "BENEFIT PLANS" means all employee benefit programmes of the Corporation other than the Pension Plans.

         "BEST EFFORTS" means the efforts that a prudent Person who desires to complete the transaction would use in similar circumstances to ensure that a closing occurs as expeditiously as possible but without the necessity of such Person assuming any material obligations or paying any material amounts to a third party.

         "BOOKS AND RECORDS" means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Corporation.

         "BUSINESS" has the meaning as set out in the preamble to this Agreement.

         "BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Toronto, Ontario.

         "CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement.

         "CLOSING DATE" means June 1, 2000.

         "CONSENT" means the consent of a contracting party to a change in control of the Corporation if required by the terms of any Contract.

         "CONTRACTS" means all agreements to which the Corporation is a party including all contracts, leases of personal property and commitments of any nature, written or oral, including (i) unfilled purchase orders received by the Corporation, (ii) forward commitments by the Corporation for supplies or materials entered into the Ordinary Course, and (iii) restrictive agreements and negative covenant agreements which the Corporation has with its employees, past or present.

         "CORPORATE RECORDS" means the corporate records of the Corporation, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors.

         "CORPORATION" means St. Clair Group Investments Inc., an Ontario corporation.

         "DAMAGES" has the meaning specified in Section 5.1.

         "EBITDA" means, with respect to the Corporation and for any applicable period, earnings before interest, taxes, depreciation and amortization, all as determined in accordance with generally accepted accounting principle consistently applied.

         "ENVIRONMENTAL LAWS" means all applicable laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such laws, agreements or statutory requirements.

         "GAAP" means, at any time, accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

         "GOVERNMENTAL ENTITY" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

         "INTELLECTUAL PROPERTY" means (i) any trade marks, trade names, business names, brand names, service marks, computer software, computer programs, copyrights, including any performing, author or moral rights, designs, inventions, patents, franchises, formulae, processes, know-how, technology and related goodwill, (ii) any applications, registrations, issued patents, continuations in part, divisional applications or analogous rights or licence rights therefor, and (iii) other intellectual or industrial property, including the intellectual property described in Schedule 3.1(y), in each case, owned or used by the Corporation.

         "INTERIM BALANCE SHEET DATE" means January 31, 2000.

         "INTERIM FINANCIAL STATEMENTS" means the unaudited balance sheet of the Corporation as at the Interim Balance Sheet Date and the accompanying unaudited statement of income of the Corporation for the six month period then ended and all notes in respect thereof.

         "ISNI SHARES" means shares of common stock in the capital of the Purchaser.

         "LEASED PROPERTY" means the premises subleased by the Corporation, comprising approximately 9,435 of rentable square feet, municipally known as 1920 Yonge Street, Second Floor, Toronto, Ontario.

         "LEASE" means the sublease dated October 14, 1999 between Toronto Transit Commission, as tenant, the Corporation, as subtenant, and the Landlord (as defined therein) in respect of the Leased Property.

         "LIEN" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

         "ORDINARY COURSE" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

         "PARTIES" means the Vendor and the Purchaser and any other Person who may become a party to this Agreement.

         "PENSION PLANS" means all the pension and retirement plans relating to current and former employees of the Corporation, whether registered or unregistered, funded or unfunded and written or oral.

         "PERMITTED LIENS" means (i) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent,
         (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any property; and
         (iii) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the supply of any utility or service used in the operation of the Business, other than security for borrowed money.

         "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

         "PURCHASE PRICE" has the meaning specified in Section 2.1.

         "PURCHASED SHARES" has the meaning as set out in the preamble of this Agreement.

         "PURCHASER" means Internet Sports Network, Inc., a Florida corporation.

         "VENDOR" means Cornerstone Strategic Holdings Inc., an Ontario corporation.

                                    ARTICLE 2

                       PURCHASED SHARES AND PURCHASE PRICE

SECTION 2.1         PURCHASE AND SALE.
         Subject to the terms and conditions herein contained, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor the Purchased Shares, being all of the securities of the Corporation of which the Vendor is the registered and beneficial owner. The Purchaser hereby acknowledges receipt from the Vendor of share certificates numbered A-1 and A-7 representing the Purchased Shares duly endorsed for transfer.

SECTION 2.2         PURCHASE PRICE.
         The purchase price (the "PURCHASE PRICE") for the Purchased Shares is 608,300 ISNI Shares (the "ISSUED SHARES"), which is payable as set out in
Section 2.3, and is subject to adjustment as provided in Section 2.4.

SECTION 2.3         PAYMENT OF PURCHASE PRICE ON CLOSING.
         On the Closing Date, the Purchase Price for the Purchased Shares is payable to the Vendor by the Purchaser by the issuance and delivery to the Vendor of the Issued Shares.

SECTION 2.4         PURCHASE PRICE ADJUSTMENT.
(1) Following the Closing Date, the Vendor shall receive and the Purchaser shall issue and deliver up to a maximum of 75,750 ISNI Shares (the "ADDITIONAL SHARES") based upon the financial performance of the Corporation for the twelve month period commencing on July 31, 2000 and ending on July 31, 2001 (the "EVALUATION PERIOD"). Financial performance of the Corporation shall be determined as follows:

         (a) If the actual revenue and actual EBITDA achieved by the Corporation during the Evaluation Period exceeds 100% of such audited amounts for the Corporation's fiscal year ended July 31, 2000, then 100% of the Additional Shares shall be issued by the Purchaser to the Vendor;

         (b) If either actual revenue or actual EBITDA achieved by the Corporation during the Evaluation Period is less than 80% of the audited revenue or EBITDA, as applicable, of the Corporation for the fiscal year ended July 31, 2000, then no Additional Shares shall be issued by the Purchaser to the Vendor; and

         (c) Where both actual revenue and actual EBITDA achieved by the Corporation during the Evaluation Period exceed 80% but are less than 100% of the audited revenue or EBITDA, as applicable, of the Corporation for the fiscal year ended July 31, 2000, the number of Additional Shares to be issued by the Purchaser to the Vendor shall be calculated as follows (rounded down to the nearest whole number of shares):

                  [(A - 80%) + (B - 80%] / 40% MULTIPLIED BY 75,750 (ROUNDED
                  DOWN TO THE NEAREST WHOLE NUMBER OF SHARES) = NUMBER OF ADDITIONAL SHARES


                   Where A = the lesser of:            (i)    actual revenue of the Corporation during the
                                                              Evaluation Period divided by audited revenue
                                                              of the Corporation for the fiscal year ended
                                                              July 31, 2000; and

                                                      (ii)    100%

                   Where B = the lesser of:            (i)    actual EBITDA of the Corporation during the
                                                              Evaluation period divided by audited EBITDA of
                                                              the Corporation for the fiscal year ended July
                                                              31, 2000; and

                                                      (ii)    100%


         (d) The parties to this Agreement agree that they shall use their best efforts to agree upon amended or alternative financial performance measurements in the event the Corporation is reorganized, merged or amalgamated with another entity, or the Business or any of its Assets are sold, transferred or materially affected, in each case with the result that actual revenue and profitability of the Corporation would be materially increased or decreased, as the case may be, so as to preserve the true intent of the adjustment mechanism otherwise contemplated by this Section 2.4.

(2) Subject to Section 2.4(3) below, on or prior to September 30, 2001, the Purchaser shall deliver to the Vendor the applicable number of Additional Shares, if any. For the purpose of Section 2.2 above, in the event that any Additional Shares are issued and delivered to the Vendor as provided above, the Purchase Price shall be adjusted by the number of such securities.

(3) For the purposes of Subsection 2.4(1) above, the Purchaser shall cause the Corporation, on or before September 30, 2001, to calculate, prepare and deliver appropriate financial statements to the Vendor determining whether the financial performance criteria set out above have been met. Upon receipt of such financial statements, the Vendor shall have ten days to confirm or reject in writing such financial statements by delivering a notice in writing to the Purchaser and the Corporation. In the event the Vendor disputes such financial statements, the parties shall refer such matter to the Corporation's auditors who shall make a determination whether such financial performance criteria have been met. The determination of the Corporation's auditors shall be in writing and shall be final and binding on the parties. The parties shall share equally any fees and disbursements of such auditors. In the event the auditors determine that such financial performance criteria have been met, in whole or in part, the Purchaser shall deliver to the Vendor the applicable number of Additional Shares within ten days of receipt of the auditor's written determination.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

SECTION 3.1         REPRESENTATIONS AND WARRANTIES OF THE VENDOR.
         The Vendor represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Purchased
Shares:

         (a) INCORPORATION AND QUALIFICATION. Each of the Corporation and the Vendor is a corporation incorporated, organized and existing under the laws of Ontario and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement. The Corporation is duly qualified, licensed or registered to carry on business in Ontario, being the only jurisdiction in which the nature of the Assets or the Business makes such qualification necessary or where the Corporation owns or leases any material Assets or conducts any material business;

         (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by the Vendor of this Agreement:

                  (i) Have been duly authorized by all necessary corporate action on the part of the Vendor;

                  (ii) Do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected;

                  (iii) Will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Vendor or the Corporation or necessary to the ownership of the Purchased Shares or the operation of the Business; and

                  (iv) Will not result in the violation of any applicable law;

         (c) REQUIRED AUTHORIZATIONS. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations that relate solely to the identity of the Purchaser or the nature of the business carried on by the Purchaser;

         (d) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

         (e) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of the Corporation consists of an unlimited number of voting common shares ("CLASS A COMMON SHARES") and an unlimited number of non-voting convertible common shares ("CLASS B COMMON SHARES"), of which at this date, 2,961,337 Class A Common Shares and 489,948 Class B Common Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. All of the Purchased Shares have been issued in compliance with all applicable laws including, without limitation, applicable securities laws;

         (f) NO OTHER AGREEMENTS TO PURCHASE. Except for the Purchaser's right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from the Vendor of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation;

         (g) TITLE TO PURCHASED SHARES. The Purchased Shares are owned by the Vendor as the registered and beneficial owner with a good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of the Corporation. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Corporation, and (ii) Liens granted by the Purchaser;

         (h) DIVIDENDS AND DISTRIBUTIONS. Since the Interim Balance Sheet Date, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so;

         (i) CORPORATE RECORDS. The Corporate Records are complete and accurate in all material respects and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable laws and with the articles and by-laws of the Corporation. Without limiting the generality of the foregoing (i) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held, (ii) the minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed, (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate in all material respects, all transfers have been properly completed and approved, and
                  (iv) the registers of current directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be. The Corporation has been subject to a unanimous shareholder agreement, but is not currently subject to any unanimous shareholders agreement. A true, correct and complete copy of an Acknowledgement, Discharge and Release dated November 2, 1999 executed by all of the then shareholders of the Corporation terminating and discharging the previous shareholder agreement has been delivered to the Purchaser;

         (j) RESIDENCE OF THE VENDOR. The Vendor is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada);

         (k) CONDUCT OF BUSINESS IN ORDINARY COURSE. Since the Interim Balance Sheet Date, the Business has been carried on in the Ordinary Course. Without limiting the generality of the foregoing, the Corporation has not:

                  (i) Sold, transferred or otherwise disposed of any Assets, other than in the Ordinary Course, except for Assets which are obsolete and the value of which individually or in the aggregate did not exceed $50,000;

                  (ii) Other than in respect of new furniture, office equipment and leasehold improvements purchased and made in connection with the relocation of the Business to the Leased Property, made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $50,000;

                  (iii) Discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeded $50,000;

                  (iv) Increased its indebtedness for borrowed money or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person;

                  (v) Made any bonus or profit sharing distribution or similar payment of any kind;

                  (vi) Removed any auditor or director or terminated any officer or other senior employee;

                  (vii) Written off as uncollectible any Accounts Receivable which individually or in the aggregate was in excess of $50,000;

                  (viii) Granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any employees of the Corporation;

                  (ix) Suffered any extraordinary loss, whether or not covered by insurance;

                  (x)      Cancelled or waived any material claims or rights;

                  (xi) Compromised or settled any litigation, proceeding or governmental action relating to the Assets, the Business or the Corporation;

                  (xii)    Cancelled or reduced any of its insurance coverage;

                  (xiii) Authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing;

                  In addition, the Corporation has not (i) made, and has not agreed to make, any change in any method of accounting or auditing practice, or (ii) amended or approved any amendment to its constating documents, by-laws or capital structure;

         (l) NO MATERIAL ADVERSE CHANGE. Since the Interim Balance Sheet Date, there has not been any material adverse change in the affairs, prospects, operations or condition of the Corporation, the Assets or the Business and, to the knowledge of the Vendor, no event has occurred or circumstance exists which is likely to result in such a material adverse change;

         (m) COMPLIANCE WITH LAWS. The Corporation is conducting and has always conducted the Business and any past business in compliance with all applicable laws, including all applicable Environmental Laws, other than acts of non-compliance which, in the aggregate, are not material;

         (n) AUTHORIZATIONS. The Corporation does not and is not required to own, hold, possess or lawfully use any Authorizations in the operation of the Business and no Authorizations are necessary for it to conduct the Business as presently or previously conducted or for the ownership and use of the Assets in compliance with all applicable laws;

         (o) SUFFICIENCY OF ASSETS. The Business is the only business operation carried on by the Corporation and the Assets include all rights and property necessary to the conduct the Business after the Closing substantially in the same manner as it was conducted prior to the Closing. All of the tangible Assets are situate at the Leased Property;

         (p) TITLE TO THE ASSETS. The Corporation owns (with good title) all of the Assets (whether tangible or intangible) that it purports to own including all the properties and assets reflected as being owned by the Corporation in its financial Books and Records. The Corporation has legal and beneficial ownership of the Assets free and clear of all Liens, other than Permitted Liens;

         (q) NO OPTIONS, ETC. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Corporation of any of the Assets;

         (r) CONDITION OF TANGIBLE ASSETS. The tangible personal property of the Corporation is structurally sound, in good operating condition and repair having regard to its use and age and is adequate and suitable for the uses to which it is being put. None of such property is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost;

         (s) OWNED PROPERTY. The Corporation has never owned and currently does not own any real property. The Corporation is not subject to any agreement or option to own or lease any real property or any interest in any real property, other than in respect of the Leased Property;

         (t) LEASES. The Corporation is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leased Property, a copy of which Lease has been provided to the Purchaser. The Lease is in good standing, creates a good and valid leasehold estate in the Leased Property thereby demised and is in full force and effect without amendment. With respect to the Lease (i) all rents and additional rents which are due and payable have been paid, (ii) no waiver, indulgence or postponement of the Corporation's obligations has been granted by the sublandlord,
                  (iii) there exists no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) to the knowledge of the Vendor, all of the covenants to be performed by any party (other than the Corporation) under the Lease have been fully performed. The Leased Property is adequate and suitable for the purposes for which it is presently being used and the Corporation has adequate rights of ingress and egress into the Leased Property for the operation of the Business in the Ordinary Course;

         (u) CONTRACTS. Schedule 3.1(u) (collectively, the "CONTRACTS") sets out all of the Contracts the Corporation is a party to or bound by and a list of revenue generating clients of the Business.

         (v) NO BREACH OF CONTRACTS. The Corporation has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in material default of any Contract. Each of the Contracts is in full force and effect, unamended, and there exists no material default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) on the part of the Corporation which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Contract. True, correct and complete copies of all Contracts have been delivered to the Purchaser;

         (w) NO BREACH OF OTHER CONTRACTS. The Corporation has not violated or breached, in any material respect, any of the terms or conditions of any Contract, and to the knowledge of the Vendor, all the covenants to be performed by any other party to any of the Contracts have been fully performed in all material respects;

         (x) INFORMATION TECHNOLOGY SYSTEMS. The information technology systems used, in whole or in part, or required for the carrying on of the Business in the manner currently carried on are sufficient to operate the Business and function in a manner to permit the conduct of the Business as presently or previously conducted.

         (y) INTELLECTUAL PROPERTY. Attached as Schedule 3.1(y) is a list of all Intellectual Property owned or licensed by the Corporation in carrying on the Business, other than over the counter commercially available software programs licensed to the Corporation by third parties (the "LICENSED SOFTWARE").
                  Schedule 3.1(y) also includes complete and accurate particulars of all registrations or applications for registration of the Intellectual Property. The Intellectual Property together with all intellectual property in the public domain (to which the Corporation will continue to have access after Closing) comprises all intellectual property necessary to conduct the Business as it is currently being conducted. Other than the Licensed Software, the Corporation is the beneficial owner of the Intellectual Property, free and clear of all Liens other than Permitted Liens, and is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. Other than the Licensed Software, no Person has been granted any interest in or right to use all or any portion of the Intellectual Property. The Vendor is not aware of a claim of any infringement or breach of any intellectual property rights of any other Person by the Corporation, nor has the Vendor received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any intellectual property rights of any other Person. The Vendor has no knowledge of any infringement or violation of any of the rights of the Corporation in the Intellectual Property. To the knowledge of the Vendor, the conduct of the Business as it is currently being conducted does not infringe upon the trade marks, licences, trade names, business names, copyright or other intellectual property rights, domestic or foreign, of any other Person. The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. There are no Contracts that comprise or relate to the Intellectual Property as set out in Schedule 3.1(y);

         (z) INVENTORIES. The Corporation does not have any material inventory in respect of the Business;

         (aa) SUBSIDIARIES. The Corporation has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person;

         (bb) BOOKS AND RECORDS. All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not available to the Corporation in the Ordinary Course;

         (cc) FINANCIAL STATEMENTS. The audited financial statements of the Corporation dated July 31, 1999 and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and each presents fairly in all material respects:

                  (i) The assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of the Corporation as at the respective dates of the relevant statements; and

                  (ii) The sales and earnings of the Corporation during the periods covered by the audited financial statements of the Corporation dated July 31, 1999 or Interim Financial Statements, as the case may be;

                  True, correct and complete copies of the audited financial statements of the Corporation dated July 31, 1999 and the Interim Financial Statements are attached as Schedule 3.1(cc);

         (dd) WORKING CAPITAL. The amount of working capital of the Corporation is consistent with amounts held in accordance with its past practices and is sufficient for the purposes of operating the Business in its present form and at its present level of activity and for the purpose of fulfilling, in accordance with their respective terms, all purchase orders, projects and contractual obligations which have been placed with or undertaken by the Corporation;

         (ee) NO LIABILITIES. Except as disclosed in this Agreement or reflected or reserved against in the balance sheet forming part of the Interim Financial Statements, the Corporation has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the Ordinary Course since the Interim Balance Sheet Date;

         (ff) BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 3.1(ff) is a correct and complete list showing the name of each bank in which the Corporation has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box. The Corporation has not granted any powers of attorney;

         (gg)     EMPLOYEES.

                  (i) The Corporation is in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours of work;

                  (ii) There is no collective agreement in force with respect to the employees of the Corporation and no collective agreement is currently being negotiated by the Corporation; and

                  (iii) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits are reflected in the Books and Records;

                  Schedule 3.1(gg) contains a correct and complete list of each employee and consultant of the Corporation, whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions and status as full-time or part-time employees. Except for John Dunlop and Steven Hecht, no employee of the Corporation has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance;

         (hh) BENEFIT PLANS. The only Benefit Plan existing in respect of the employees of the Corporation is the Great West Life Selectpac Benefit Program issued to the Corporation on December 13, 1999. A true, correct and complete copy of the Benefit Plan and related documentation has been provided to the Purchaser. The Benefit Plan is not required to be registered and is in good standing under, all applicable laws. All required employer and employee contributions and premiums under the Benefit Plan have been made, no past service funding liabilities exist, and there are no actions, claims or proceedings pending or threatened (other than routine claims for benefits) relating to the Benefit Plan. There is no requirement to provide post-retirement profit sharing, medical or health benefits to employees of the Corporation;

         (ii) PENSION PLANS. The Corporation does not have any Pension Plans existing in respect of the employees of the Corporation;

         (jj) INSURANCE. The Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis.
                  Schedule 3.1(jj) contains the information concerning the insurance policies maintained by the Corporation and sets out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage allowance, the expiration date and the annual premium. The Corporation is not in default with respect to any of the provisions contained in the insurance policies, the payment of any premiums under any insurance policy and has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. The Vendor is not aware of any circumstances where any Person could make a claim against the Corporation, whether covered by insurance or not, and the Vendor is not aware of any circumstances in respect of which it could make a claim under the insurance policies. There has not been any material adverse change in the relationship of the Corporation with its insurers, the availability of coverage, or in the premiums payable pursuant to the policies. Part of Schedule 3.1(jj) is a list setting forth any and all claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Corporation over the past three calendar years prior to this date;

         (kk) LITIGATION. Except in respect of any proceedings commenced by the Canadian Imperial Bank of Commerce against the Corporation, there is no (i) action, suit or proceeding, at law or in equity, by any Person (including, without limitation, the Corporation), (ii) arbitration or alternative dispute resolution process, or (iii) administrative or other proceeding by or before (or to the knowledge of the Vendor any investigation by) any Governmental Entity, pending, or, to the knowledge of the Vendor, threatened against or affecting the Corporation, the Business or any of the Assets, and the Vendor knows of no valid basis for any such action, suit, proceeding, arbitration or investigation. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding. The Corporation is not the plaintiff or complainant in any action, suit or proceeding;

         (ll) CUSTOMERS AND SUPPLIERS. The Vendor has no reason to believe that the material benefits of any relationship with any of the major customers or suppliers of the Corporation (as determined by dollar amount during the preceding twelve months) will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement;

         (mm) TAXES. The Corporation has filed or caused to be filed, within the times and in the manner prescribed by law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to the Corporation. The information contained in such returns and reports is correct and complete and, to the knowledge of the Vendor, such returns and reports reflect accurately all liability for taxes of the Corporation for the periods covered thereby. All federal, provincial, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are or may become payable by or due from the Corporation have been fully paid or fully disclosed and fully provided for in the Books and Records and the Interim Financial Statements. The federal income tax liability of the Corporation has been assessed for all fiscal years to and including its fiscal year ended on July 31, 1999. There are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of tax or the filing of any tax return by, or any payment of any tax by, the Corporation, no notice of assessment or reassessment has been received and to the knowledge of the Vendor, no examination of any tax return of the Corporation is currently in progress, other than in respect of Goods and Services Tax (GST) and Provincial Sales Tax (PST) of the Corporation. Other than in respect of any GST payable by the Corporation, there are no claims, actions, suits or proceedings (or, to the knowledge of the Vendor, any investigation) pending or, to the knowledge of the Vendor, threatened against the Corporation relating to taxes and the Vendor knows of no valid basis for any such claim, action, suit, proceeding, investigation or discussion. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable law; and

         (nn) FULL DISCLOSURE. This Agreement does not (i) contain any untrue statement of a material fact in respect of the Vendor, the affairs, prospects, operations or condition of the Corporation, the Assets or the Business, or (ii) to the knowledge of the Vendor omit any statement of a material fact necessary in order to make the statements in respect of the Vendor, the affairs, prospects, operations or condition of the Corporation, the Assets or the Business contained herein or therein not misleading. There is no fact known to the Corporation or the Vendor which materially and adversely affects the affairs, prospects, operations or condition of the Corporation, the Assets or the Business which has not been set forth in this Agreement.

SECTION 3.2  SECURITIES LAWS MATTERS.
(1) In addition to the other representations, warranties and covenants set forth herein, as a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Vendor makes the following representations, warranties and covenants, as applicable:

         (a) The Vendor is acquiring the Issued Shares offered and sold to it hereunder and, to the extent applicable, the Additional
                  Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Issued Shares, the Additional Shares or any part thereof or interest therein, without prejudice, however, to the Vendor's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Issued Shares or the Additional Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT") and in compliance with applicable state securities laws or under an exemption from such registration. The Vendor is aware of the resale restrictions imposed by Rule 144 of the Securities Act and understands that its ability to resell the Issued Shares and the Additional Shares pursuant to Rule 144 may be subject to certain limitations, including minimum holding period, volume limitations, manner of sale limitations and the availability of current information by the Purchaser. By making this representation, the Vendor does not represent that it will hold such Issued Shares and the Additional Shares for any period of time;

         (b) At the time the Vendor was offered the Issued Shares, and, to the extent applicable, the Additional Shares, it was, and at the date hereof it is, and on the first anniversary date of the Closing will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Vendor has not been formed solely for the purpose of acquiring the Issued Shares or the Additional Shares;

         (c) The Vendor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Issued Shares and the Additional Shares, and has so evaluated the merits and risks of such investment;

         (d) The Vendor is able to bear the economic risk of an investment in the Issued Shares and the Additional Shares and, at the present time, is able to afford a complete loss of such investment;

         (e) The Vendor has access to all of the Purchaser's public documents, records, and other information, , including but not limited to filings made by the Purchaser with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "SECURITIES EXCHANGE ACT"), and has had adequate opportunity to ask questions of, and receive answers from, the Purchaser's officers, employees, agents, accountants, and representatives concerning the Purchaser's business, operations, financial condition, assets, liabilities, and other matters considered by the Vendor as relevant to its investment in the Issued Shares and the Additional Shares;

         (f) The Vendor is not purchasing the Issued Shares or the Additional Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the Issued Shares or the Additional Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement;

         (g) The certificates representing the Issued Shares and, to the extent applicable, the Additional Shares, shall bear the following legend:

                       THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         (h) The Vendor understands and acknowledges that (i) the Issued Shares are being offered and, to the extent applicable, the Additional Shares will be offered, and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Purchaser will rely upon the accuracy and truthfulness of, the foregoing representations and such Vendor hereby consents to such reliance.

SECTION 3.3 PIGGYBACK REGISTRATION.

         If, after the date of this Agreement, the Purchaser determines in its sole discretion or as may be required by a third party to register any registrable securities under the Securities Act for sale to the public or otherwise, whether for its own account or for the account of any security holder or both, it will give notice to the Vendor of its intention to do so and the proposed method of distribution or registration of such securities. Upon the written request of the Vendor, received by the Purchaser within a minimum of twenty (20) days after the giving of any such notice by the Purchaser, to include the Issued Shares and, if applicable, the Additional Shares, the Purchaser will use commercially reasonable efforts to cause such shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Purchaser, all to the extent and under the conditions such registration is permitted under the Securities Act. In the event that any registration pursuant to this Section 3.3 shall be, in whole or in part, an underwritten public offering of common stock of the Purchaser, the number of shares of registrable securities to be included in such an underwriting may be reduced (pro rata among all requesting holders based upon the number of shares of registrable securities owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that the inclusion of some or all of the registrable securities would adversely affect the marketing of the securities to be sold by the Purchaser therein. Any such limitation shall be imposed in such manner so as to avoid any diminution in the number of shares the Purchaser may register for sale by giving first priority for the shares to be registered for issuance and sale by the Purchaser. Notwithstanding the foregoing provisions, the Purchaser may, in its sole discretion, terminate or withdraw any registration statement referred to in this
Section 3.3 without thereby incurring any liability to the Vendor.


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.1  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants as follows and acknowledges that the Vendor is relying upon such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

         (a) The Purchaser is a corporation incorporated, organized, existing and in good standing under the laws of the State of Florida and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement;

         (b) The execution, and delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and will not result in the violation of any law;

         (c) This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.;

         (d) The Issued Shares issued to the Vendor pursuant to this Agreement have been duly issued and are outstanding as fully paid and non-assessable and, to the extent applicable, upon the issuance of the Additional Shares to the Vendor pursuant to this Agreement, such shares will have been duly issued and shall be outstanding as fully paid and non-assessable. The Issued Shares issued to the Vendor pursuant to this Agreement and, to the extent applicable, the Additional Shares to be issued to the Vendor pursuant to this Agreement will be offered, issued, sold and delivered in compliance with all applicable Canadian and U.S. laws concerning the issuance of securities;

         (e) The shares of common stock in the capital of the Purchaser are quoted on the Nasdaq Over The Counter Bulletin Board;

         (f) The Purchaser has as of the date of this Agreement completed all necessary filings with applicable regulatory authorities in accordance with applicable laws; and

         (g) The Issued Shares constitute less than ten percent (10%) of the voting power of the capital stock of the Purchaser.


                                    ARTICLE 5
                                 INDEMNIFICATION

SECTION 5.1  INDEMNIFICATION IN FAVOUR OF THE PURCHASER.

(1) Subject to Section 5.3, the Vendor shall indemnify and save each of the Purchaser and the Corporation harmless of and from any loss, liability, claim, damage (including incidental and consequential damage) or expense (whether or not involving a third-party claim) including legal expenses (collectively, "DAMAGES") suffered by, imposed upon or asserted against the Purchaser or the Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

         (a) Any failure of the Vendor to perform or fulfil any covenant of the Vendor under this Agreement;

         (b) Any breach or inaccuracy of any representation or warranty given by the Vendor contained in this Agreement;

         (c) Any facts, circumstances, events, conditions or occurrences in existence on or prior to the Closing Date, relating directly or indirectly to the Corporation, the Business or the Assets, even though such Damages may be suffered after the Closing Date except to the extent that the liability in respect thereof (i) is reflected on the Interim Financial Statements,
                  (ii) has been incurred by the Corporation in the Ordinary Course since the Interim Financial Statement Date, or (iii) is specifically disclosed (x) in this Agreement, or (y) in any of the Contracts; and

         (d) The non-compliance of the Assets or the Business on or prior to the Closing Date with laws existing at any time on or prior to Closing.

(2) The Vendor will have no liability (for indemnification or otherwise) with respect to matters described in Section 5.1(1)(a), (b), (c) or (d) until the total of all Damages with respect to such matters exceeds the amount of $50,000, at which time any claim for indemnification in favour of the Purchaser shall be for the total amount of any and all Damages up to a maximum amount of the Purchase Price determined as of the Closing Date (which, for the purposes of this Article 5 only, shall be deemed to be an amount equal to the weighted average trading price of the shares of common stock in the capital of the Purchaser on the Nasdaq Over The Counter Bulletin Board during the five consecutive trading days ending on the trading day preceding the Closing Date, multiplied by that number of shares equal to the Issued Shares and such number of the Additional Shares as may be issued pursuant hereto). Any materiality qualifications contained in this Agreement in respect of the Vendor's representations and warranties will not be taken into account in determining the amount of the Damages resulting from any failure or breach for the purposes of calculating whether the amount of Damages set out above has been exceeded.

SECTION 5.2         INDEMNIFICATION IN FAVOUR OF THE VENDOR.

         Subject to Section 5.3, the Purchaser shall indemnify and save the Vendor harmless of and from any Damages suffered by, imposed upon or asserted against the Vendor as a result of, in respect of, connected with, or arising out of, under or pursuant to:

         (a) Any failure of the Purchaser to perform or fulfil any covenant of the Purchaser under this Agreement; and

         (b) Any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement.

(2) The Purchaser will have no liability (for indemnification or otherwise) with respect to matters described in Section 5.2(1)(a) or (b) until the total of all Damages with respect to such matters exceeds the amount of $50,000, at which time any claim for indemnification in favour of the Vendor shall be for the total amount of any and all Damages up to a maximum amount of the Purchase Price determined as of the Closing Date (as determined above). Any materiality qualifications contained in this Agreement in respect of the Purchaser's representations and warranties will not be taken into account in determining the amount of the Damages resulting from any failure or breach for the purposes of calculating whether the amount of Damages set out above has been exceeded.

SECTION 5.3  TIME LIMITATIONS.

(1) The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Purchaser, shall continue for a period of 2 years after the Closing Date and any claim in respect thereof shall be made in writing during such time period:

         (a)      The representations and warranties set out in Section 3.1(a),
                  Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.1(f) and Section 3.1(g) shall survive and continue in full force and effect without limitation of time;

         (b) The representations and warranties set out in Section 3.1(mm) shall survive and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to the Corporation but for any consent, agreement, waiver or other document made or filed by the Corporation after the Closing.

(2) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Vendor, shall continue for a period of 2 years after the Closing Date and any claim in respect thereof shall be made in writing during such time period.

(3) Notwithstanding the foregoing, a claim for any breach by the Vendor or the Purchaser of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time and for any amount subject only to applicable limitation periods imposed by law.

SECTION 5.4  PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS.

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

SECTION 5.5  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.
(1) Promptly after receipt by an indemnified party (an "INDEMNIFIED PARTY") under Section 5.1 or Section 5.2 of a notice of the commencement of any proceeding against it by a third party, the Indemnified Party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party (an "INDEMNIFYING PARTY") of the commencement of such claim. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

(2) If any proceeding referred to in Section 5.5(1) (a "PROCEEDING") is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will, unless the claim involves taxes, be entitled to participate in the Proceeding as hereinafter provided. Subject to the next following sentence, to the extent that the Indemnifying Party wishes to assume the defense of the Proceeding with counsel satisfactory to the Indemnified Party, it may do so provided it reimburses the Indemnified Party for all of its out-of-pocket expenses (including solicitor's fees and disbursements) arising prior to or in connection with such assumption. The Indemnifying Party may not assume defence of the Proceeding if (i) the Indemnifying Party is also a party to the Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Proceeding as against the Indemnified Party, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 5.5 for any fees of other counsel or any other expenses with respect to the defense of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Proceeding, other than reasonable costs of investigation approved in advance by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Proceeding as against the Indemnified Party (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of, and subject to, indemnification, (ii) no compromise or settlement of such claims may be made by the Indemnifying Party without the Indemnified Party's consent unless (y) there is no admission of any violation of laws or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Party, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after receipt of such notice, give notice to the Indemnified Party of its election to assume the defense of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party, acting in good faith.

(3) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle the Proceeding. In such case, the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld) but shall be bound by a final and conclusive judgment of a court of competent jurisdiction.

(4) Where the defence of a Proceeding is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its Best Efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 5.5(4), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(5) With respect to any Proceeding at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise co-operate on a timely basis with the Indemnifying Party in the defence of such claim.

(6) With respect to any Proceeding in respect of income, corporate, sales, excise, or other tax or other liability enforceable by Lien against the property of the Indemnified Party, the Indemnifying Party's right to so defend the Proceeding shall only apply after payment of the re-assessment.


                                    ARTICLE 6
                             POST-CLOSING COVENANTS

SECTION 6.1  ACCESS TO BOOKS AND RECORDS.
         For a period of 6 years from the Closing Date or for such longer period as may be required by law, the Purchaser shall retain all original accounting Books and Records and Corporate Records relating to the Corporation for the period prior to the Closing Date, but the Purchaser shall not be responsible or liable to the Vendor for any accidental loss or destruction of or damage to any such Books and Records and Corporate Records. So long as such Books and Records and Corporate Records are retained by the Purchaser pursuant to this Agreement, the Vendor shall have the reasonable right to inspect and make copies (at its own expense) of them upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Corporation or the Purchaser. The Purchaser shall have the right to have its representatives present during any such inspection.

SECTION 6.2  CONFIDENTIALITY.

         After the Closing, the Vendor will keep confidential and will not use or disclose any information in its possession or under its control relating to the Corporation and the Business unless such information is or becomes generally available to the public other than as a result of a disclosure by the Vendor in violation of this Agreement.

SECTION 6.3  FURTHER ASSURANCES.

         From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to the Purchaser and carry out the intent of this Agreement.

                                   ARTICLE 7
                                 MISCELLANEOUS

SECTION 7.1  NOTICES.
         Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

         (a)    to the Purchaser at:

                101 Bloor Street West
                Suite 200
                Toronto, Ontario
                M5S 2Z7

                Attention:        David Toews, Chief Financial Officer

                Telephone:        (416) 599-3049
                Facsimile:        (416) 921-1302




         (b)    to the Vendor at:


                c/o 1920 Yonge Street
                Suite 201
                P. O. Box 14 and 15
                Toronto, Ontario
                M4S 3E2

                Attention:        J. Thomas Murray

                Telephone:        (416) 926-7595
                Facsimile:        (416) 926-0407

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

SECTION 7.2

TIME OF THE ESSENCE.

         Time shall be of the essence of this Agreement.

SECTION 7.3  BROKERS.

         The Vendor shall indemnify and save harmless the Purchaser and the Corporation from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor or the Corporation. The Purchaser shall indemnify and save harmless the Vendor from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser. These indemnities shall not be subject to any limitations set out in Article 9 of this Agreement.

SECTION 7.4  ANNOUNCEMENTS.

         Any press release or public statement or announcement (a "PUBLIC STATEMENT") with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent and joint approval of the Vendor and the Purchaser unless such Public Statement is required by law or by any stock exchange, in which case the Party required to make the Public Statement shall use its Best Efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

SECTION 7.5  THIRD PARTY BENEFICIARIES.

         The Vendor and the Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

SECTION 7.6  EXPENSES.

         Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement and the transactions contemplated herein and therein shall be paid by the Party incurring such expenses.

SECTION 7.7  AMENDMENTS.

         This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendor and the Purchaser.

SECTION 7.8  WAIVER.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

(2) No failure on the part of the Vendor or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

SECTION 7.9  NON-MERGER.

         Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect as herein provided. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

SECTION 7.10  ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and therein and neither the Vendor nor the Purchaser has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

SECTION 7.11  SUCCESSORS AND ASSIGNS.

         This Agreement shall become effective when executed by the Vendor and the Purchaser and after that time shall be binding upon and enure to the benefit of the Vendor, the Purchaser and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Party.

SECTION 7.12  SEVERABILITY.

         If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

SECTION 7.13  GOVERNING LAW.

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SECTION 7.14  COUNTERPARTS.

         This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 7.15  CURRENCY

         All references to dollars in this Agreement shall be Canadian dollars.



         IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement.



                                 CORNERSTONE STRATEGIC HOLDINGS INC.


                                 By: /s/ J. Thomas Murray
                                     ----------------------------------------
                                        Authorized Signing Officer



                                 INTERNET SPORTS NETWORK, INC.


                                 By: /s/ Andy DeFrancesco
                                     ----------------------------------------
                                        Authorized Signing Officer